SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM 8-K
  CURRENT REPORT

  Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 28, 2005
Date of Report (Date of earliest event reported)

CITY INVESTING COMPANY LIQUIDATING TRUST
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-13881 (Commission File Number)	13-6859211 (I.R.S. Employer Identification No.)
853 Broadway, Suite 1607, New York, NY 10003-4703
(Address of principal executive offices)

(212) 473-1918
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 28, 2005, the Trustees of the City Investing Company Liquidating Trust (the “Trust”) received a Nasdaq Staff Deficiency Letter from the Nasdaq Stock Market indicating that for 30 consecutive days the bid price of the Trust’s securities had closed below the minimum $1.00 per share requirement for continued listing on the Nasdaq SmallCap Market set forth in Marketplace Rule 4310(c)(4). Because of the reduced assets of the Trust following the cash distribution paid on August 15, 2005, the Trustees do not expect compliance with the minimum bid price to be reestablished; however, the Trustees intend to use reasonable efforts to take advantage of any available rights to extend compliance periods or to appeal any notification of delisting.

The above summary of the notice is qualified in its entirety by reference to the press release attached hereto as Exhibit 99.1.

 Item 9.01 Financial Statements and Exhibits

(c) Exhibit

Exhibit	Description
99.1	Press Release dated as of October 3, 2005

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CITY INVESTING COMPANY LIQUIDATING TRUST (Registrant)
By:	/s/ L. Mantell
LESTER J. MANTELL Trustee
Date:	October 3, 2005
Exhibit Index
Exhibit No.	Description
99.1	Press Release dated as of October 3, 2005

Exhibit 99.1

October 3, 2005

FOR IMMEDIATE RELEASE

Contact Information:	Kathleen Sides City Investment Company Liquidating Trust 853 Broadway, Suite 1607 New York, NY 10003 (212) 473-1918 E-mail: shr@cnvlz.com

On September 28, 2005, the Trustees of the City Investing Company Liquidating Trust (CNVLZ) received a Nasdaq Staff Deficiency Letter from the Nasdaq Stock Market indicating that the Trust’s securities no longer satisfied the continued-listing requirement set forth in Marketplace Rule 4310(c)(4) that listed securities maintain a minimum bid price of $1.00, the possibility of which was noted in the Trust’s forms 8-K and 10-Q dated as of July 29, 2005. Pursuant to Marketplace Rule 4310(c)(8)(D), the Trust will have 180 calendar days, or until March 27, 2006, to reestablish compliance with the listing requirements. If it is unable to reestablish compliance during that period, the Trust expects to be delisted or granted an additional 180 calendar day compliance period. Because of the reduced assets of the Trust following the cash distribution paid on August 15, 2005, the Trustees do not expect compliance with the minimum bid price to be reestablished; however, the Trustees intend to use reasonable efforts to take advantage of any available rights to extend compliance periods or to appeal any notification of delisting.

In the event that the Trust is delisted, it is expected that one or more of the present market makers will continue to make a market in the Units of the Trust; but they are not obligated to do so and may discontinue market making in the Units at any time. Accordingly, a liquid trading market for the Units may not exist, which could result in holders of the Units being unable to sell Units at a particular time or for a favorable price.